Exhibit 5

[Letterhead of Merck & Co., Inc.]

March 19, 2024

Merck & Co., Inc.

126 East Lincoln Avenue

Rahway, NJ 07065

Re: Merck & Co., Inc. – Common Stock

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Merck & Co., Inc., a New Jersey corporation (the “Company”), and in such capacity have acted as counsel for the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 5,000,000 shares of the Common Stock, par value $0.50 per share (the “Shares”), of the Company, which may be issued by the Company pursuant to the Merck Stock Investment Plan or any successor plans thereto, as such plans or successor plans may be amended from time to time. I, or attorneys under my general supervision, have examined such corporate records, certificates and other documents, including the Registration Statement on Form S-3 relating to the Shares (the “Registration Statement”), and have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

I am admitted to practice law in California, New Jersey and the District of Columbia. The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the New Jersey Business Corporation Act.

Upon the basis of the foregoing examination and review, I advise you that, in my opinion:

All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares, and, when issued as described in the Registration Statement, the Shares will be legally issued, fully paid, and nonassessable.

The opinions expressed herein are rendered only to you and are solely for your benefit and may not be relied upon by any person, firm, or corporation for any reason without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legality of Common Stock” in the related prospectus. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jennifer Zachary
Jennifer Zachary

Executive Vice President and General Counsel